Exhibit 23.1

                               GEORGE STEWART, CPA
                              316 17th AVENUE SOUTH
                            SEATTLE, WASHINGTON 98144
                        (206) 328-8554 FAX(206) 328-0383


To Whom It May Concern:

The firm of George Stewart, Certified Public Accountant consents to the inclusion of our report dated September 25, 2009 as well as the Financial Statements of Eco Building International Inc. from December 23, 2008 (date of inception) to May 31, 2009, in any filings that are necessary now or in the near future with the U. S. Securities and Exchange Commission.

Very Truly Yours,


/s/ George Stewart
---------------------------
George Stewart, CPA

October 11, 2009